Exhibit (n)

E-VALUATOR FUNDS TRUST

Rule 18f-3 Multi-Class Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges.

E-Valuator Funds Trust is an open-end management investment company registered under the 1940 Act (the “Trust”) and is authorized to issue shares of beneficial interest in separate series, with each series representing interests in a portfolio of securities and other assets. The Board of Trustees (the “Board”) of the Trust has established and designated separate series of the Trust (each a “Fund” and, collectively, the “Funds”) and separate classes of each Fund (each a “Class” and, collectively, the “Classes”) as listed on Exhibit A. The Board, including a majority of Trustees who are not “interested persons” (as such term is defined in the 1940 Act) of the Trust (“Independent Trustees”), has adopted the following Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act.

Distribution and Shareholder Services Fees

As described in the Trust’s prospectuses:

Class R4 Shares will have a distribution fee, as described in the Trust’s plan adopted by the Board pursuant to Rule 12b-1 under the 1940 Act (the “Distribution Plan”). Class R4 Shares are also subject to a shareholder services fee, as described in the Trust’s Shareholder Services Plan (the “Services Plan”) adopted by the Board.

Service Class Shares are not subject to a distribution fee or shareholder services fee.

Voting Rights

Each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to its ongoing distribution fees or shareholder services fees, as may be applicable. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

Dividends

Dividends, if any, paid on each Class will be calculated in the same manner at the same time, except that any applicable distribution fees, shareholder services fees and Class expenses allocated to a Class will be borne exclusively by that Class.

Conversion Features

Any shares of a Fund may be converted into shares of the same Fund of a different Class, including a Class that has additional Class-specific services and fees, provided that: (i) the Funds’ current prospectuses provide for such conversion feature; and (ii) the converting shareholder meets the eligibility or waiver requirements of the Class into which the shares will be converted.

To the extent provided for in the current prospectus of a Class, if a shareholder of that Class no longer meets the eligibility requirements of that Class such shares may be automatically redeemed or converted to another Class of the same Fund. Any conversion covered by this paragraph will be completed in accordance with conversion requirements set forth in the current prospectus and/or statement of additional information of the Class being converted, and in all instances will be preceded by written notice to the shareholder and will occur at the respective net asset values of the Classes next calculated without the imposition of any sales charge, fee or other charge.

Exchange Privileges

Holders of Class R4 Shares and Service Class Shares shall have such exchange privileges as set forth in each Fund’s current prospectuses, if any. Exchange privileges may vary among Classes and among holders of a Class. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

Expenses

Under this Rule 18f-3 Plan, certain expenses may be attributable to a Fund, but not to a particular Class thereof. All such expenses will be borne by each Class on the basis of the relative aggregate net assets of the Classes. Notwithstanding the forgoing, the investment adviser or other provider of services to the Trust may waive or reimburse the expenses of a specific Class or Classes to the extent permitted under Rule 18f-3. A Class may be permitted to bear expenses that are directly attributable to such Class including: (a) any distribution fee payments associated with the Distribution Plan and any other costs relating to implementing or amending such Distribution Plan (including obtaining shareholder approval of such Distribution Plan or any amendment thereto); (b) any shareholder services fee payments associated with the Services Plan and any other costs relating to implementing or amending such Services Plan; and (c) any Class expenses determined by the Board to be attributable to such Class.

FINRA Rule 2341

Any distribution arrangement of a Fund, including shareholder distribution fees, will comply with FINRA Rule 2341. Any shareholder services arrangements of a Fund, including shareholder services fees, will comply with the interpretations of FINRA of the “service fees” limitation as set forth in FINRA Rule 2341.

Other Rights and Obligations

Except as otherwise described above, in all respects, each Class of each Fund will represent interests in the same portfolio of investments of a Fund, and be identical in all respects to each other Class of a Fund. The only differences among the various Classes or shares of the same Fund will relate solely to: (a) different distribution fee payments associated with the Distribution Plan and any other costs relating to implementing or amending such Distribution Plan (including obtaining shareholder approval of such Distribution Plan or any amendment thereto), which will be borne solely by shareholders of such Class; (b) different shareholder services fee payments associated with the Services Plan and any other costs relating to implementing or amending such Services Plan, which will be borne solely by shareholders of such Class; and (c) different Class expenses, which will be limited to any additional expenses that are subsequently identified and determined to be properly applied to one Class of a Fund upon approval by a majority of the Board of the Trust, including a majority of the Independent Trustees.

Amendments

All material amendments to this Rule 18f-3 Plan must be approved by a majority of the members of the Board, including a majority of the Independent Trustees.

Adopted: March 24, 2021

Exhibit A

The E-Valuator Very Conservative (0%-15%) RMS Fund

Class R4

Service Class

The E-Valuator Conservative (15%-30%) RMS Fund

Class R4

Service Class

The E-Valuator Conservative/Moderate (30%-50%) RMS Fund

Class R4

Service Class

The E-Valuator Moderate (50%-70%) RMS Fund

Class R4

Service Class

The E-Valuator Growth (70%-85%) RMS Fund

Class R4

Service Class

The E-Valuator Aggressive Growth (85%-99%) RMS Fund

Class R4

Service Class